ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
GLOBAL BOND PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The Portfolio's investment objective is to seek a high level of return from a combination of current income and capital appreciation by investing in a globally diversified portfolio of high-quality debt securities denominated in the U.S. Dollar and a range of foreign currencies.
Non-fundamental:
The Portfolio's investment objective is to seek a high level of return from a combination of current income and capital appreciation by investing in a globally diversified portfolio of high-quality debt securities denominated in the U.S. Dollar and a range of foreign currencies.

Fundamental Investment Policies:
The Portfolio may not invest 25% or more of its total assets in securities of companies engaged principally in any one industry except that this restriction does not apply to U.S. Government Securities.
The Portfolio may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio may not borrow money except from banks for temporary or emergency purposes, including the meeting of redemption requests which might require the untimely disposition of securities; borrowing in the aggregate may not exceed 15%, and borrowing for purposes other than meeting redemptions may not exceed 5% of the value of the Portfolio's total assets (including the amount borrowed) less liabilities (not including the amount borrowed) at the time the borrowing is made; securities will not be purchased while borrowings in excess of 5% of the value of the Portfolio's total assets are outstanding.



Related non-fundamental policy:
Under the 1940 Act, the Portfolio is not permitted to borrow unless immediately after such borrowing there is "asset coverage," as that term is defined and used in the 1940 Act, of at least 300% for all borrowings of the Portfolio. In addition, under the 1940 Act, in the event asset coverage falls below 300%, a Portfolio must within three days reduce the amount of its borrowing to such an extent that the asset coverage of its borrowings is at least 300%.
The Portfolio may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Related non-fundamental policy eliminated.
The Portfolio may not issue senior securities, except as permitted under the 1940 Act and interpretations thereunder.
Policy eliminated.  See above policy.
The Portfolio may not pledge, hypothecate, mortgage or otherwise encumber its assets, except to secure permitted borrowing.
Policy eliminated.
The Portfolio may not invest in illiquid securities if immediately after such investment more than 10% of the Portfolio's total assets (taken at market value) would be invested in such securities.




Related non-fundamental policy:
The Portfolio may invest up to 10% of its total assets in illiquid securities. Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.

Related non-fundamental policy eliminated.
The Portfolio may not make loans except through (a) the purchase of debt obligations in accordance with its investment objectives and policies;
(b) the lending of portfolio securities; or (c) the use of repurchase agreements. The Portfolio may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act. The Portfolio may not participate on a joint or joint and several basis in any securities trading account.
Policy eliminated.
The Portfolio may not invest in companies for the purpose of exercising control.
Policy eliminated.
The Portfolio may not sell securities short or maintain a short position, unless at all times when a short position is open it owns an equal amount of such securities or securities convertible into or exchangeable for, without payment of any further consideration, securities of the same issue as, and equal in amount to, the securities sold short (short sales against the box), and unless not more than 10% of the Portfolio's net assets (taken at market value) is held as collateral for such sales at any one time (it is the Portfolio's present intention to make such sales only for the purpose of deferring realization of gain or loss for federal income tax purposes). Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may sell securities short or maintain a short position.
The Portfolio may not purchase a security if, as a result (unless the security is acquired pursuant to a plan of reorganization or an offer of exchange), the Portfolio would own any securities of an open-end investment company or more than 3% of the total outstanding voting stock of any closed-end investment company, or more than 5% of the value of the Portfolio's total assets would be invested in securities of any one or more closed-end investment companies.





Related non-fundamental policy:
Under the 1940 Act, the Portfolio may invest not more than 10% of its total assets in securities of other investment companies. In addition, under the 1940 Act each Portfolio may not own more than 3% of the total outstanding voting stock of any investment company and not more than 5% of the value of each Portfolio's total assets may be invested in the securities of any investment company.
The Portfolio may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.






Related non-fundamental policy eliminated.
The Portfolio may not purchase or sell real estate, except that it may purchase and sell securities of companies which deal in real estate or interests therein.
The Portfolio may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Portfolio may not purchase or sell commodities or commodity contracts (except currencies, futures contracts on currencies and related options, forward currency exchange contracts or contracts for the future acquisition or delivery of fixed-income securities and related options, futures contracts and options on futures contracts and other similar contracts).

Related non-fundamental policy:
The Portfolio adheres to two percentage restrictions on the use of futures contracts. The first restriction is that the Portfolio will not enter into any future contracts and options on futures contracts if immediately thereafter the amount of initial margin deposits on all the futures contracts of the Portfolio and premiums paid on options on futures contracts would exceed 5% of the total assets of the Portfolio. The second restriction is that the aggregate market value of the futures contracts held by the Portfolio not exceed 50% of the total assets of the Portfolio. Neither of these restrictions will be changed by the Portfolio without considering the policies and concerns of the various applicable federal and state regulatory agencies. The Portfolio may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.




Related non-fundamental policy eliminated.
The Portfolio may not invest in interests in oil, gas, or other mineral exploration or development programs.
Policy eliminated.
The Portfolio may not purchase securities on margin, except for such short-term credits as may be necessary for the clearance of transactions. Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Portfolio may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Portfolio may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.
[...in connection with the qualification of its shares for sale in certain states] the Portfolio may not invest in warrants if, such warrants valued at the lower cost or market, would exceed 5% of the value of the Portfolio's net assets.
Fundamental policy eliminated.

New non-fundamental policy:
The Portfolio may invest in rights and warrants.

Non-fundamental Investment Policies:
The Portfolio may make loans of portfolio securities of up to 20% of its assets.
The Portfolio may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act
The Portfolio will limit its investments in standby commitments so that the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets.
The Portfolio may invest in standby commitments.
The Portfolio may purchase and sell forward currency exchange contracts for up to 50% of its assets.
The Portfolio may purchase and sell forward currency exchange contracts.


SK 00250 0073 695656















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